Exhibit 10.1

SECOND AMENDMENT
TO AMENDED AND EXTENDED
EMPLOYMENT AGREEMENT

This Second Amendment (this "Amendment") to the Amended and Extended Employment Agreement, dated as of July 1, 2002 (the "Employment Agreement"), by and between Cendant Corporation (the "Company") and Henry R. Silverman (the "Executive") is hereby entered into by and between the Company and the Executive and shall become effective this 20th day of August, 2004, unless otherwise provided herein.

WHEREAS, the Company and the Executive entered into the Employment Agreement; and

WHEREAS, a First Amendment to the Employment Agreement (the "First Amendment") was entered into as of July 28, 2003, by and among the Company, the Executive and the Trustees of the Trusts (as defined in the First Amendment); and

WHEREAS, the Company and the Executive have agreed that the Employment Agreement, as amended by the First Amendment, shall be further amended as provided herein.

NOW, THEREFORE, in consideration of the foregoing and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Employment Agreement shall be amended as follows:

1.    Section 1 of the Employment Agreement shall be amended in its entirety to read as follows:

"1. TERM OF EMPLOYMENT. The employment of the Executive by the Company pursuant to this Agreement shall begin as of the Effective Date and shall end on December 31, 2007, subject to earlier termination as provided herein (the "Expiration Date") (such period from the Effective Date to the Expiration Date, the "Term")."

2.    Effective for fiscal year 2004 and each subsequent fiscal year of the Company during the Term, Section 4(e)(i)(B) of the Employment Agreement shall be amended in its entirety to read as follows:

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"(B) FOR FISCAL YEAR 2004 AND EACH FISCAL YEAR THEREAFTER

The Company shall pay to the Executive an Annual Formula Bonus for any particular fiscal year (or part thereof) during the Term equal to the sum of (1) plus (2), where:

(1) equals the product of (I) sixty basis points (0.60%) multiplied by (II) the Company's Adjusted Pre-Tax Income (as defined below) for such fiscal year (or part thereof); PROVIDED, HOWEVER, that such product shall in no event exceed the product of (x) $100,000 multiplied by (y) each penny of the Company's Adjusted Diluted Earnings Per Share (as defined below) for such fiscal year (or part thereof); AND PROVIDED, FURTHER, HOWEVER, that such product shall in no event exceed an amount equal to 150% of Executive's annual base salary for such fiscal year (or part thereof); and where

(2) equals an amount determined pursuant to Exhibit 1 annexed hereto."

3.    Clause (A) of the definition of "Cause" contained in Section 6(a)(iii) of the Employment Agreement shall be amended in its entirety to read as follows:

"(A) the willful and continued failure by the Executive substantially to perform his duties hereunder (other than any such failure resulting from the Executive's incapacity due to physical or mental illness) or the Executive's gross negligence in the performance of his duties, in either case after written warning from the Board specifying in reasonable detail the breach(es) complained of;"

4.    Subclause (II) of Section 6(a)(v)(C) of the Employment Agreement shall be amended in its entirety to read as follows:

"(II) the present value (as of the date of such termination) of (x) the sum of future payments of the Executive's annual base salary (at the rate in effect immediately prior to such termination) from the date of termination through the end of the Termination Period (as hereinafter defined), as if the Executive had remained in employment, plus (y) the product of (1) the Annual Formula Bonus earned by Executive in respect of the fiscal year immediately prior to such termination, multiplied by (2) the lesser of (i) the number of years (including partial years) remaining in the Term (determined immediately prior to such termination) or (ii) 2.99 years (the period of time under this clause (2) shall be referred to as the "Termination Period" and the amounts payable to the Executive pursuant to the preceding subclauses (I) and (II) shall be referred to as the "Termination Payment").

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5.    The second sentence of Section 6(a)(v) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

"For purposes of clause (x) of subclause (II) of the preceding sentence, each future payment of Executive's annual base salary shall be present valued to the date of termination at the rate of 5% per annum and for purposes of determining the present value of the product set forth in clause (y) of said subclause (II), each Annual Bonus Formula in respect of the Termination Period shall be present valued (at the rate of 5% per annum) from the date it would have been paid had Executive remained in employment."

6.    The phrase "for the remainder of his life", contained in clause (II) of the first sentence of Section 6(a)(vi)(A) of the Employment Agreement, shall be deleted and replaced with the phrase "for a period of five years".

7.    The following new sentence shall be added after the first sentence in Section 6(a)(vi)(A): "For the sake of clarity, the five year period described in the preceding sentence shall apply only to the monthly payments in respect of the Post Term Services and shall not apply to the Separation Benefits referred to in clauses (I) - (VI) set forth below in Section 6(a)(vi)(B)."

8.    The Employment Agreement shall be amended by adding Exhibit 1 annexed hereto as Exhibit 1 to the Employment Agreement.

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IN WITNESS WHEREOF, the parties have executed this Amendment to the Employment Agreement on the 20th day of August, 2004, to be effective as provided for herein.

CENDANT CORPORATION

By:	/s/ Terence P. Conley
Name: Terence P. Conley
Title: Executive Vice President,
Human Resources and Corporate Services

HENRY R. SILVERMAN

/s/ Henry R. Silverman

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EXHIBIT 1

The aggregate bonus under this Exhibit 1 for a particular fiscal year shall consist of two components: the "current component" plus the "carryover component" (the carryover component shall only apply for purposes of computing bonuses for fiscal years 2005-2007).

A.    Current Component. The current component for a fiscal year shall be determined as follows:

If Average Growth* in Adjusted Diluted Earnings Per Share as of end of Fiscal Year is	Then Current Component of Bonus for such Fiscal Year (expressed as % of Target Bonus**) shall be

Less than 8%	0%
8%	16.67%
9%	33.33%
10%	50%
11%	66.67%
12%	83.33%
13% or more	100%

Straight-line interpolation shall be utilized for performance that falls between 8% and 13%.

*Average Growth as of the end of a particular fiscal year shall be determined as follows:
•    For 2004: average growth over 2001-2004.
•    For 2005: average growth over 2002-2005.
•    For 2006: average growth over 2003-2006.
•    2007: average growth over 2004-2007.

**Target Bonus for a fiscal year equals the excess of (A) over (B), where (A) equals the amount determined for the fiscal year under clause (1) of Section 4(e)(i)(B), but without regard to the cap of 150% of annual base salary (the "150% Cap"), and where (B) equals the amount determined under clause (1) of Section 4(e)(i)(B), taking into account the 150% Cap.

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B.    Carryover Component. To the extent that the "current component" of the Executive's bonus under this Exhibit 1 for any or all of fiscal years 2004, 2005 and 2006 is less than 100% of the Target Bonus for the applicable fiscal year, then the dollar amount of such underage shall be carried over to the next subsequent fiscal year (and, to the extent not payable hereunder in such subsequent fiscal year, shall be further carried forward to subsequent fiscal years through and including fiscal year 2007) and shall become payable if the Average Growth* in Adjusted Diluted Earnings Per Share as of the end of any such subsequent fiscal year is 13% or more.

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